Exhibit 99.1

Argan, Inc. Reports Third Quarter Results

December 10, 2019 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announced financial results for its third quarter ended October 31, 2019. For additional information, please read the Company’s Quarterly Report on Form 10-Q, which the Company intends to file today with the U.S. Securities and Exchange Commission (the “SEC”). The Quarterly Report can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information: (dollars in thousands, except per share data):

	October 31,
	2019	2018	Change
For the Quarter Ended:
Revenues	$58,406	$116,459	$(58,053)
Gross profit	5,992	29,532	(23,540)
Gross profit margins	10.3%	25.4%	(15.1)%
Net (loss) income attributable to the stockholders of the Company	$(6,855)	$32,434	$(39,289)
Diluted per share	(0.44)	2.07	(2.51)
EBITDA attributable to the stockholders of the Company	(3,688)	21,025	(24,713)
Diluted per share	(0.24)	1.34	(1.58)

	October 31, 2019	January 31, 2019
As of:
Cash, cash equivalents and short-term investments	$294,589	$296,531	$(1,942)
Net liquidity (1)	286,943	335,032	(48,089)
RUPO (2)	817,800	99,400	718,400
Project backlog	1,370,000	1,094,000	276,000

(1)	We define net liquidity, or working capital, as our total current assets less our total current liabilities.
(2)	The amount of remaining unsatisfied performance obligations (“RUPO”) represents the unrecognized amounts of transaction price for active contracts with customers, which is a subset of project backlog.

During August 2019, Gemma Power Systems (“GPS”) received a full notice to proceed with EPC activities under a contract to build a 1,875 MW natural gas-fired power plant in Guernsey County, Ohio. Construction activities have begun with completion scheduled in 2022. The commencement of this project has resulted in favorable impacts on the consolidated financial statements including increased revenues for the power industry services segment for the third quarter of the current year compared to the second quarter as well as improved cash flow.

Atlantic Projects Company (“APC”), our international subsidiary, has encountered significant and escalated operational and contractual challenges over the last several quarters in completing a subcontract on a biomass-fired power plant construction project in the United Kingdom. However, APC has recently improved project execution resulting in its financial performance stabilizing on the project during the current quarter. Subsequent to quarter-end, APC and its customer agreed to operational and commercial terms for the completion of the project resulting in a clearer path to completion of the project while our financial performance risk is generally reduced.

Both of these events – the start of a major GPS project and the improvements on APC’s loss project – resulted in increased revenues, improved cash flow and positive gross margins for the power industry services segment compared to earlier this year. Nonetheless, consolidated revenues for the three months ended October 31, 2019 were $58.4 million, which represented a decline of $58.1 million from consolidated revenues of $116.5 million for the three months ended October 31, 2018. GPS reached substantial completion on four gas-fired power plant projects during the year ended January 31, 2019 and concluded activities on a fifth gas-fired power plant early in the first quarter of the current fiscal year. These five power plants provided the majority of consolidated revenues for the prior year period. However, the increasing construction activities for the Guernsey Power Station should result in improved revenues over the coming periods. The revenues of the power industry services segment represented 61% of consolidated revenues for the three months ended October 31, 2019 compared to 76% of consolidated revenues for the comparable period a year ago and 44% of consolidated revenues last quarter. The Company’s other two business segments experienced a combined reduction of revenues for the current quarter in the amount of $5.2 million.

We recorded income tax expense of $2.0 million for the current quarter, which resulted in net loss attributable to our stockholders of $6.9 million, or $0.44 per diluted share, for the three months ended October 31, 2019 compared to net income attributable to our stockholders of $32.4 million, or $2.07 earnings per diluted share, for the prior year quarter. EBITDA attributable to our stockholders for the quarter ended October 31, 2019 decreased to $(3.7) million, or $(0.24) per diluted share, from $21.0 million, or $1.34 per diluted share, for the prior year quarter. The Company paid its regular quarterly cash dividend of $0.25 per share in October.

As of October 31, 2019, our cash, cash equivalents and short-term investments totaled $295 million and net liquidity was $287 million; plus, we had no debt. Our RUPO, which represents a value for active work and is a subset of project backlog, has increased to approximately $0.8 billion as of October 31, 2019 from $0.1 billion as of January 31, 2019. Our project backlog has been increased to approximately $1.4 billion as of October 31, 2019 from $1.1 billion as of January 31, 2019. No major projects were added to project backlog during the quarter, reflecting continued delays in new business awards and construction starts in the gas-fired power plant market. However, we continue to evaluate new project opportunities, and final negotiations are in process for several other major projects.

Commenting on Argan’s results, Rainer Bosselmann, Chairman and Chief Executive Officer, stated, “While we are pleased to kick off a major Gemma project this quarter and achieve certain stability on our APC loss project, there is still a lot of hard work in front of us to execute on these projects and translate these efforts into improved financial performance. While a number of factors generally outside of our control have resulted in delayed project starts, it is worth pointing out the strong fundamentals that remain in our core market of building gas-fired power plants. Gas is plentiful, inexpensive, produced domestically, and relatively clean. Coal and nuclear plants generally are uneconomical and old, renewables are intermittent and power storage generally remains expensive. Gas-fired power is the primary source of power generation in our country and it provides 24/7 power. Gemma is working hard to convert business development efforts and project backlog into active jobs.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry, including the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and our future financial performance is subject to risks and uncertainties including but not limited to: (1) the strong operational performance of GPS; (2) the Company’s ability to mitigate losses related to APC’s loss contract; (3) the Company’s successful addition of new contracts to backlog and the Company’s receipt of notices to proceed with the corresponding contract activities; and (4) the Company’s ability to execute on its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors described from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to the cautionary statements made by us with respect to risk factors set forth in the Company’s most recent reports on Form 10-Q and 10-K, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2019	2018	2019	2018
REVENUES	$58,406	$116,459	$171,009	$394,495
Cost of revenues	52,414	86,927	183,078	318,803
GROSS PROFIT (LOSS)	5,992	29,532	(12,069)	75,692
Selling, general and administrative expenses	12,135	11,147	31,761	31,162
Impairment loss	—	—	2,072	—
(LOSS) INCOME FROM OPERATIONS	(6,143)	18,385	(45,902)	44,530
Other income, net	3,578	1,429	7,472	5,121
(LOSS) INCOME BEFORE INCOME TAXES	(2,565)	19,814	(38,430)	49,651
Income tax (expense) benefit	(1,996)	12,560	4,936	4,509
NET (LOSS) INCOME	(4,561)	32,374	(33,494)	54,160
Net income (loss) attributable to non-controlling interests	2,294	(60)	2,007	(83)
NET (LOSS) INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	(6,855)	32,434	(35,501)	54,243
Foreign currency translation adjustments	235	(1,092)	(825)	(2,364)
COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	$(6,620)	$31,342	$(36,326)	$51,879

(LOSS) INCOME PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$(0.44)	$2.08	$(2.27)	$3.48
Diluted	$(0.44)	$2.07	$(2.27)	$3.46

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	15,633	15,569	15,617	15,568
Diluted	15,633	15,702	15,617	15,685

CASH DIVIDENDS PER SHARE	$0.25	$0.25	$0.75	$0.75

ARGAN, INC. AND SUBSIDIARIES

Reconciliations to EBITDA

(In thousands)(Unaudited)

	Three Months Ended October 31,
	2019	2018
Net (loss) income	$(4,561)	$32,374
Less EBITDA attributable to noncontrolling interests	(2,294)	60
Income tax expense (benefit)	1,996	(12,560)
Depreciation	899	898
Amortization of purchased intangible assets	272	253
EBITDA attributable to the stockholders of the Company	$(3,688)	$21,025

	Nine Months Ended October 31,
	2019	2018
Net (loss) income	$(33,494)	$54,160
Less EBITDA attributable to noncontrolling interests	(2,007)	83
Interest expense	—	659
Income tax benefit	(4,936)	(4,509)
Depreciation	2,610	2,465
Amortization of purchased intangible assets	864	759
EBITDA attributable to the stockholders of the Company	$(36,963)	$53,617

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and the determination of appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from the Company’s results of operations presented in accordance with GAAP. Consistent with the requirements of SEC Regulation G, reconciliations of the Company’s non-GAAP financial results from net income are included in the presentations above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are presented in the Company’s SEC filings.

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	October 31, 2019	January 31, 2019
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$252,482	$164,318
Short-term investments	42,107	132,213
Accounts receivable, net	34,880	36,174
Contract assets	50,365	58,357
Other current assets	26,066	25,286
TOTAL CURRENT ASSETS	405,900	416,348
Property, plant and equipment, net	23,211	19,778
Goodwill	30,766	32,838
Other purchased intangible assets, net	5,273	6,137
Right-of-use assets	1,338	—
Deferred taxes	5,911	1,257
Other assets	318	290
TOTAL ASSETS	$472,717	$476,648
LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$38,249	$39,870
Accrued expenses	22,287	33,097
Contract liabilities	58,421	8,349
TOTAL CURRENT LIABILITIES	118,957	81,316
Lease liabilities	563	—
Other noncurrent liabilities	1,779	960
TOTAL LIABILITIES	121,299	82,276

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,636,535 and 15,577,102 shares issued at October 31 and January 31, 2019, respectively; 15,633,302 and 15,573,869 shares outstanding at October 31 and January 31, 2019, respectively	2,346	2,337
Additional paid-in capital	148,031	144,961
Retained earnings	200,401	247,616
Accumulated other comprehensive loss	(1,171)	(346)
TOTAL STOCKHOLDERS’ EQUITY	349,607	394,568
Non-controlling interests	1,811	(196)
TOTAL EQUITY	351,418	394,372
TOTAL LIABILITIES AND EQUITY	$472,717	$476,648